Exhibit 10.4

Incentive Bonus Plan

I. Philosophy

  The goal of the Incentive Bonus Plan is to promote teamwork in the accomplishment of difficult annual objectives.

  For employees selected to participate in the Incentive Bonus Plan, bonus payments will be based on a combination of company-wide or division-wide achievement of performance milestones as well as individual performance.

  Bonuses are intended be paid on an annual basis based on the objectives established for the applicable year.

II. Participation:

  Employees eligible to participate in the plan are identified in Appendix A. Based on the recommendation of the CEO, additional employees may be added to the plan and participants may be removed from the plan at any time at the sole discretion of the Compensation Committee.

  Participants in the plan will not be eligible for any other performance-based bonus plans, including commission programs or variable-pay plans, other than the company's stock option plan.

  Participants who work less than twelve months but more than one month in any given year (e.g., new hires and participants who take on leaves of absence) will receive a prorated bonus based on the percent of the year worked.

  To be eligible to receive a bonus, participants must be employed as of the bonus payment date. Participants whose employment is terminated for any reason or no reason prior to the bonus payment date will not be entitled to receive a bonus.

  The bonus payment date will be determined by the Compensation Committee in its discretion, and is anticipated to be during the first two weeks of April of each year.

  Bonuses will be paid in cash in a single lump sum on the bonus payment date, less any required withholding.

III. Determination of Bonuses

  Each participant's bonus will equal the product obtained by multiplying (i) the participant's annual base salary by (ii) the participant's maximum Bonus Rate (as determined by the Compensation Committee and identified on Appendix A) by (iii) the Division Bonus Percentage or Company Bonus Percentage (as applicable) by (iv) the participant's Individual Performance Factor.

  Annual employee ratings and the resulting Individual Performance Factor will be determined by company management and subject to review by the Compensation Committee. Any bonus payment to an officer of the company must be reviewed and approved by the Compensation Committee. Subject to adjustment by the Compensation Committee, Individual Performance Factors will be based on the following table:

This table is only a guide for determining Individual Performance Factors and the actual Individual Performance Factors may differ at the discretion of the Compensation Committee.

  Notwithstanding any contrary provision of the plan, the Compensation Committee in its sole discretion may eliminate or reduce the bonus payable to any participant which otherwise would be payable under the plan.

IV. Performance Targets and Division/Company Bonus Percentages

  Performance targets will be based on the following:

(1) Increased sales by capturing new customers and markets, expanding current customers and markets, introducing new products, and making acquisitions.

(2) Increased profits as evidenced by increasing gross margin and achieving profitability goals.

(3) Improved cash position and asset utilization by increasing the amount of inventory turnover (i.e., increase turns) while decreasing the accounts receivable collection period (i.e., a decrease in the days sales outstanding or DSO metric).

  The Company Bonus Percentage will be a function of the following annual budget milestones (relative percentages in parentheses): revenues (25%), gross margin (25%), operating profit (25%), DSO (12.5%) and net inventory turns (12.5%). Achieving the targeted annual budget in each category will result in the full percentage (i.e., 25% or 12.5%) for that category; performance above or below the targeted annual budget will result in a higher or lower percentage based upon a sliding scale established by the Compensation Committee. The Company Bonus Percentage will be determined by totaling the percentages achieved for each milestone.

  Separate performance targets and Division Bonus Percentage calculations will be established for each division.

  Each participant's bonus will be a function of either the Company Bonus Percentage or the applicable Division Bonus Percentage, as determined by the Compensation Committee (see Appendix A).

  No bonus will be paid to a participant if the company or division (as applicable for each participant) does not achieve an operating profit, regardless if other performance targets are satisfied. The company or division operating profit before any adjustment for the bonus payment must be at least double the corporate or division bonus payout amount in order to receive the full bonus payment. If the company or division operating profit is less than twice the bonus payout amount, then the bonus will be reduced on a prorated basis.

V. General Provisions

  Each bonus that may become payable under the plan will be paid solely from the general assets of STI. Nothing in this plan will be construed to create a trust or to establish or evidence any participant's claim of any right to payment of a bonus other than as an unsecured general creditor with respect to any payment to which he or she may become entitled.

  The plan will be administered by the Compensation Committee of STI's Board of Directors. The Compensation Committee will have all powers and discretion necessary or appropriate to administer the plan and to control its operation, including, but not limited to, the power to (a) determine which employees will be participants in the plan, (b) prescribe the terms and conditions of the bonuses, (c) interpret the plan, (d) adopt rules for the administration, interpretation and application of the plan as are consistent therewith, and (f) interpret, amend or revoke any such rules. The plan may be amended, suspended or terminated prematurely in the sole and absolute discretion of the Compensation Committee.

  To the maximum extent permitted by law, a participant's rights or benefits under this plan will not be subject to anticipation, alienation, sale, assignment, pledge, encumbrance or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber or charge the same will be void. No right or benefit under the plan will in any manner be liable for or subject to the debts, contracts, liabilities or torts of the participant.

  If any provision of the plan is found to be invalid or unenforceable, such provision will not affect the other provisions of the plan, and the plan will be construed in all respects as if such invalid provision had been omitted. The provisions of the plan shall be governed by and construed in accordance with the laws of the state of California (without regard to its conflict of law rules).

  This plan does not constitute a contract of employment or consultancy or impose on either the participant or STI, its subsidiaries or its successor any obligation to retain the participant as an employee or consultant. This plan does not change the status of a participant as an employee at will, nor the policies of STI regarding termination of employment, nor guarantee further continuing participation in the plan.